Exhibit T3A.44.7
CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF CORPORATION
OF
THE CIT GROUP/FACTORING, INC.
UNDER SECTION 805 OF THE NEW YORK BUSINESS CORPORATION LAW
* * * * *
     WE, THE UNDERSIGNED, L. A. Marsiello and P. S. Oberdorf, being respectively the Executive Vice President and the Secretary of The CIT Group/Factoring, Inc., hereby certify:
     l. The name of the corporation is The CIT Group /Factoring, Inc. The name under which the corporation was formed is IJF, Inc.
     2. The certificate of incorporation of said corporation was filed by the Department of State on the 20th day of December, 1971.
     3. (a) The certificate of incorporation is amended to change the name of the corporation to The CIT Group/Commercial Services, Inc.
         (b) To effect the foregoing, Article First relating to the name of the corporation is amended to read as following.
     FIRST: The name of the Corporations is The CIT Group/Commercial Services, Inc.
     4. The amendment was authorized by resolution of the Board of Directors approved at a meeting held on December 16, 1992, followed by unanimous written consent of all of the shareholders dated December 21, 1992.

     IN WITNESS WHEREOF, we have signed this certificate on the 29th day of December, 1992 and we affirm the statements contained therein as true under penalties of perjury.

/s/ L. A. Marsiello
L. A. Marsiello
President

/s/ P. S. Oberdorf
P. S. Oberdorf
Secretary

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